Exhibit 99.1

6D Global Technologies, Inc.
Pro Forma Balance Sheet

Current Assets	Sep. 30, 2014	Pro Forma Adjustments	Nov. 21, 2014
Cash	4,593,714	349,350	4,943,064
Accounts receivable	1,323,057	540,013	1,863,070
Unbilled revenues	181,273	(181,273)	-
Deferred tax assets	79,146	-	79,146
Prepaid expenses and other current assets	61,762	184,324	246,086
Total Current Assets	6,238,952	892,414	7,131,366

Property and Equipment, net	124,793	(113,748)	11,045

Other Assets
Restricted cash	110,645	37	110,682
Security deposits	24,075		24,075
Due from related party	-		-
Total Other Assets	134,720	37	134,757
Total Assets	6,498,465	778,703	7,277,168

Current Liabilities
Accounts payable and accrued liabilities	1,618,926	(570,647)	1,048,279
Due to factor	502,222	254,457	756,679
Current maturities of capital lease liability	49,536	(49,536)	-
Current maturities of notes payable	4,950	(4,950)	-
Total Current Liabilities	2,175,634	(370,676)	1,804,958

Long-Term Liabilities
Capital lease liability, net of current maturities	93,212	44,942	138,154
Notes payable, net of current maturities	56,720	3,850	60,570
Deferred tax liabilities	3,588	-	3,588
Security deposit payable	30,000	-	30,000
Deferred rent	62,236	(4,340)	57,896
Total Long-Term Liabilities	245,756	44,452	290,208
Total Liabilities	2,421,390	(326,224)	2,095,166

Commitment and Contingencies
Stockholders' Equity (Deficit)
Preferred stock, par value $0.00001; 10,000,000 shares authorized; 0 shares issued and outstanding	-	-	-
Common stock, par value $0.00001; 150,000,000 shares authorized as of November 21, 2014; 77,575,536 and 38,215,054 shares issued and outstanding as of November 21, 2014 and December 31, 2013, respectively	771	-	771
Additional paid-in capital	4,387,618	1,008,007	5,395,625
Accumulated deficit	(311,314)	96,920	(214,394)
Total Stockholders' Equity (Deficit)	4,077,075	1,104,927	5,182,002
Total Liabilities and Stockholders’ Equity	6,498,465	778,703	7,277,168